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                                                                   EXHIBIT 10.36

August 15, 2000

Jim Schanzenbach
DrugEmporium.com, Inc.
645 South Grant Street
Columbus, OH 43206

Dear Jim,

     On behalf of HealthCentral.com ("the Company"), I am pleased to offer you the position of Vice President of Engineering and CIO, reporting to Albert Greene, in connection with the closing of our acquisition. This offer is contingent and effective upon the closing of the acquisition. Speaking for myself, as well as the other members of the Company's management team, we are all very excited about your joining our HealthCentral.com team and we look forward to your future success in this position.

     The terms of your new position with the Company are as follows:

     1.  Position.
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         a.  You will become a Vice President of Engineering and CIO of the
Company, working out of the company's office in Emeryville, California.

         b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligation required of you and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.
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     2.  Start Date.  Subject to fulfillment of any conditions imposed by this
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letter agreement, you will commence this new position with the Company on the date of the close of acquisition.

     3.  Proof of Right to Work.  For purposes of federal immigration law, you
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will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     4.  Compensation.
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         a.  Base Salary.  You will be paid a monthly salary of $16,250.00,
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equivalent to an annual salary of $195,000, which is subject to approval of the
Compensation Committee of the Board of Directors of HealthCentral.com. Your salary will be payable in pursuant to the Company's regular payroll policy.

         b.  Bonus.  You will be eligible for a bonus of up to 35% of your
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annual salary, based on successful completion of milestone objectives mutually agreed upon by you and your manager.

         c.  Relocation Reimbursement.  HealthCentral.com will reimburse actual
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moving expenses out of an allowance of $40,000.  Expenses must be incurred no later than 90 days after the date of your move, with the exception of closing costs, commissions, and other expenses related to the sale of a home. Should you voluntarily terminate your employment with HealthCentral.com within eighteen
(18) months of your start date you will be required to immediately repay all disbursements from this allowance to HealthCentral.com.

         d.  Annual Review.  Your base salary will be reviewed on an annual
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basis as part of the Company's normal salary review process.

     5.  Stock Options.
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         a.  Initial Grant.  In connection with the commencement of your
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employment, the Company will recommend that the Board of Directors grant you an option to purchase 100,000 shares of the Company's Common Stock ("Shares") with an exercise price equal to the Nasdaq National Market closing price on the Friday of the week the acquisition closes. These option shares will vest as follows: 1/4/th/ of the total shares subject to the option will vest on the one year anniversary of the vesting commencement date (the acquisition closing date), and 1/36/th/ of the total shares will vest on the monthly anniversary of the vesting commencement date thereafter. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1999 Plan and the Stock Option Agreement between you and the Company.

         b.  Subsequent Option Grants.  Subject to the discretion of the
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Company's Board of Directors, you may be eligible to receive additional grants of stock options or restricted

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stock issuances from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

     6.   Benefits.
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          a.  Insurance Benefits.  You will be eligible for health care benefits
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(Medical, Dental, Vision & Employee Assistance Program) on the first day of the month following a waiting period of 30 days. You are also eligible for our Employee Stock Purchase Plan during the next enrollment period. Additionally, you will be eligible to participate in the 401(k) Tax Savings Retirement Plan on the first day of the month following a waiting period of 90 days.

          b.  Personal Time Off.  You are eligible to accrue up to 20 days of
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Personal Time Off (including sick time) during the year.  Hours for personal time off are accrued on a pay period-by-pay period basis from your hire date at a rate of 1/24th of your annual personal time off.

     In 2000:  You are eligible for approximately 8 PTO days this year.

     7.   Confidential Information and Invention Assignment Agreement.  Your
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acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidential Agreement"),
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prior to or on your Start Date.

     8.   Confidentiality of Terms.  You agree to follow the Company's strict
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policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocation to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

     9.   At-Will Employment.  Your employment with the Company will be on an
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"at-will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. You will receive payment(s) for all salary and unpaid personal time off accrued as of the date of your termination of employment and your benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

     10.  Severance Provision.  If, during the first year after your Start Date,
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you are terminated for any reason other than "Cause" (as defined below), then
HealthCentral.com shall continue to pay you on a monthly basis and at a monthly rate your monthly salary, in effect immediately prior to such termination (less applicable withholding tax) during the period from your termination date until the one year anniversary of your Start Date (the "Severance Period")

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but in no event shall it be less than six months, subject to your continued
compliance with all of the terms of the Confidentiality Agreement and your letter of employment.

     The term "Cause" shall mean:

          (i) you personally engaging in knowing and intentional illegal conduct which is seriously injurious to HealthCentral.com or its affiliates;

          (ii) you being convicted of a felony, or committing an act of dishonest or fraud against, or the misappropriation of property belonging to, HealthCentral.com or its affiliates;

          (iii) your performance of those acts identified in Section 2924 of the California Labor Code;

          (iv) you knowingly and intentionally breaching any material term of this Agreement or Confidentiality Agreement;

          (v) your commencement of employment with another employer while an employee with HealthCentral.com; or

          (vi) any material breach by you of any material provision of this Agreement, your letter of employment, or Confidentiality/Non-competition Agreement which continues uncured for 20 days following notice thereof.

     11.  Miscellaneous.  This Agreement shall be governed by the law of the
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State of California applicable to contracts entered into and performed entirely within the State, without giving effect to principles of conflict of law. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provisions in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

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     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, along with the enclosed Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

                                      Very truly yours,



                                       /s/ C. Fred Toney
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                                      C. Fred Toney
                                      Executive Vice President & CFO
                                      HealthCentral.com



ACCEPTED AND AGREED:

Jim Schanzenbach


Signature: /s/ Jim Schanzenbach
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Date:_____________________________

Attachment A: Confidential Information and Invention Assignment Agreement

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